Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Ocean Power Technologies, Inc. and subsidiary dated July 20, 2004, November 8, 2006 as to the effects of the restatement discussed in Note 1(b) and April 23, 2007, as to the effects of the reverse stock split discussed in Note 14 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 1(b)) appearing in the Prospectus of Ocean Power Technologies, Inc. for the year ended April 30, 2004.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
May 1, 2007